FOR IMMEDIATE RELEASE

Stanley Works Reports 2Q 2008 Results

New Britain, Connecticut, July 21, 2008 ... The Stanley Works (NYSE: SWK) announced second quarter 2008 financial results today. Highlights are summarized in the following paragraphs:

Net sales from continuing operations were $1.15 billion, up 5%, driven by currency (+4%) and acquisitions (+1%). Fully diluted earnings per share from continuing operations was $0.95. Excluding (1) the dilutive effect of operations discontinued during the quarter and (2) a $0.07 closure charge associated with the planned exit of the consumer metal storage business (all of which was contemplated in the company’s June 11, 2008 press release), fully diluted earnings per share was $1.05, up 4%. The $1.05 earnings per share reflects the basis under which the company’s previous 2008 annual guidance was established.

2Q and year-to-date free cash flow totaled $55 million and $138 million, respectively. These results were reduced by $17 million relating to the company’s 2Q termination of its receivable securitization facility. Excluding the impact of this action, year-to-date free cash flow is $3 million greater than the prior year. Working capital turns increased to 4.8 from 4.5 as the Stanley Fulfillment System continued to provide cash flow benefits.

Segment Results

Segment results are summarized below:

	2Q08			Versus 2Q07

(millions)			Segment			Segment
		Segment	Profit		Segment	Profit
	Sales	Profit	Rate	Sales	Profit	Rate

CDIY	$452	$66	14.6%	+4%	+4%	0 bp
Industrial	$338	$44	13.0%	+12%	-4%	-220 bp
Security	$364	$66	18.1%	+1%	-2%	-60 bp

•	CDIY sales increased 4%, driven by strength in Europe, which grew 20% in total (7% organically), with pervasive world-wide pricing actions to mitigate inflation more than offsetting the adverse impact of lower U.S. unit volumes due to continued weakness in the relevant North American end user markets. Segment profit as a percent of sales remained flat at a healthy 14.6% despite significant pressures relating to inflation and lower absorption of fixed costs, as price realization and productivity initiatives provided offsetting benefits.

•	Industrial segment sales increased 12% as a result of currency (8 pts.), acquisitions (2 pts.) and organic growth (2 pts.); the latter driven primarily by Engineered Solutions and Facom. Engineered Solutions posted a strong quarter, with revenues up 20% reflecting the Innerspace acquisition as well as double-digit organic growth in engineered storage. Within Industrial & Automotive Repair Tools, Facom revenues grew 20% in total and 4% organically. Revenues within North American automotive repair tools continue to be adversely impacted by the U.S. economy. Segment profit as a percent of sales declined 220bp versus the prior year driven by inflation, unfavorable product mix and strategic investments in emerging markets and Stanley Fulfillment System initiatives.

•	Excluding hardware, which has been adversely impacted in 2008 by the previously disclosed loss of a major customer, the Security segment performed well. On that basis, sales increased 7% attributable to organic growth (4 pts.), acquisitions (2 pts.) and currency (1 pt.). Convergent Security organic growth (5 pts.) and profitability continued to benefit from the highly successful reverse integration of HSM. Mechanical access organic growth was 2% excluding hardware. The segment profit rate (ex-hardware) was a strong 18.7%, consistent with the prior year. The hardware issues related to the loss of its major customer anniversary in the middle of 4Q 2008, at which time it is expected that a more typical organic growth rate will resume.

John F. Lundgren, Chairman and Chief Executive Officer, stated: “As expected, U.S. market conditions remained challenging during the second quarter. The proactive cost containment actions implemented by our operating teams, complemented by our strong price realization processes and the benefits of a more diversified revenue base have positioned the company to protect its earnings base and cash flows despite a highly inflationary environment and weakened U.S. economy.”

Management noted that it now fully expects the recessionary conditions experienced in the first half of 2008 to continue into the second half of the year and possibly into 2009. Therefore, the company implemented contingency plans (as referenced in its 1Q earnings release and investor call) during the quarter and in July with pre-tax benefits totaling approximately $20 million in 2008 (net of $15 million in related severance charges, of which $8 million was recorded during 2Q and the balance to be recorded in 3Q) and $60 million annually. In addition, during the last 30-45 days, the company has experienced a marked acceleration in inflation, especially related to steel. As a result, the full year estimate of total cost inflation has increased from $100 million as discussed during the company’s April investor call to a current view of $150 million. Due to rapid deployment of related price increases throughout the company, it is still expected that approximately 90% of this $150 million impact will be recovered in 2008. As a result of these timely actions, management expects to preserve its 2008 fully diluted earnings per share from continuing operations at a level approximately equal to the prior year. Free cash flow is expected to be at or slightly below $500 million.

Although the company does not provide quarterly earnings guidance as a matter of policy, it is advising analysts and investors that in the process of setting their 3Q EPS expectations that, among other factors, they should consider both the impact of (1) higher severance (as noted above) and (2) lag time in recovering the most recent wave of inflation, which is estimated to be approximately $0.15 per share versus the prior year when taken together.

Mr. Lundgren added, “As demonstrated by our first half results, the company continues to gain share in markets within its CDIY segment, as well as pursue growth within its Industrial and Security platforms. Despite the challenges associated with a strained U.S. economy, with solid free cash flow and strong performance in non-U.S. markets, Stanley continues to be well positioned to sustain its earnings base and achieve its long-term financial objectives.”

The company will host a conference call with investors at 10:00am EST, Tuesday, July 22, 2008 to discuss quarterly results. The call is accessible by telephone at (800) 267-8424 (domestic) and (706) 634-0695 (international) and via the Internet at www.stanleyworks.com by selecting “Investor Relations”. A slide presentation to accompany the call will be available at www.stanleyworks.com and will remain available after the call. A replay will also be available two hours after the call and can be accessed at (800) 642-1687 using the conference identification number 45127121.

The following is a reconciliation of diluted earnings per share from continuing operations for the second quarter of 2008 to the same measure on a pro-forma basis comparable to previously provided earnings guidance:

Diluted earnings per share from continuing operations	$0.95
Add:
Effect of operations discontinued during the quarter	0.03
Closure charge arising from the planned exit of the consumer metal storage business	0.07	(1)

Pro-forma diluted earnings per share from continuing operations	$1.05

(1) These charges are reflected in continuing operations until the related business closure has occurred at which time all results of this entity will be reclassified to discontinued operations.

Management believes the pro-forma diluted earnings per share from continuing operations is useful in assessing the company’s actual results on a basis consistent with the full year earnings guidance of $4.20 — $4.40 per share first provided on January 7, 2008.

Operating margin is defined as sales less cost of sales less SG&A. Management uses operating margin and its percentage of net sales as key measures to assess the performance of the company as a whole, as well as the related measures at the segment level.

Free cash flow is defined as cash flow from operations less capital and capitalized software expenditures (reconciliation on pg. 9). Free cash flow does not reflect, among other things, deductions for mandatory debt service, other borrowing activity, discretionary dividends on the company’s common stock and acquisitions. Organic sales growth is defined as total sales growth less sales of companies acquired in the past twelve months and less foreign currency impacts. The company believes these are important measures of its liquidity, of its ability to fund future growth and to provide a return to the shareowners, and of its sales performance.

The Stanley Works, an S&P 500 company, is a diversified worldwide supplier of tools and engineered solutions for professional, industrial, construction and do-it-yourself use, and security solutions for commercial applications. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact:	Greg Waybright, Interim VP Investor Relations (860) 827-3544 or gwaybright@stanleyworks.com

The Stanley Works corporate press releases are available on the company’s Internet web site at http://www.stanleyworks.com.

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in this press release, including but not limited to those regarding the Company’s ability to: (i) deliver organic growth in its hardware business at a more typical growth rate beginning in the middle of the fourth quarter of 2008; (ii) deliver pre-tax benefits from contingency plans totaling approximately $20 million in 2008 (net of $15 million in related severance charges) and $60 million annually; (iii) limit total cost inflation incurred in 2008 to $150 million; (iv) recover approximately 90% of the cost inflation impact through price increases; (v) preserve fully diluted earnings per share from continuing operations at a level approximately equal to the prior year; (vi) deliver free cash flow at or slightly below $500 million; and (vii) limit the earnings per share impact of higher severance and cost inflation to $.15 per fully diluted share in the third quarter are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the results as described above (the “Results”) is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent upon: (i) the Company’s ability to sell, or if appropriate discontinue certain product lines, including the consumer metal storage business during 2008; (ii) the Company’s ability to successfully integrate recent acquisitions (including Sonitrol and Xmark acquired on July 18, 2008), as well as future acquisitions, while limiting associated costs; (iii) the Company’s ability to continue to deliver cost reductions and profit improvement in its Fastening Systems business; (iv)  the Company’s ability to minimize the costs to relocate equipment and inventory; (v) the Company’s ability to complete a reorganization of its Fastening Systems business within the anticipated time frame; (vi) the success of the Company’s efforts to expand its tools and security businesses; (vii) the Company’s success at new product development and introduction and identifying and developing new markets; (viii)  the success of the Company’s efforts to manage freight costs, steel and other commodity costs; (ix) the success of the Company’s efforts to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and other inflation increases; (x) the Company’s ability to reduce its costs, increase its prices, change the manufacturing location or find alternate sources for products made in China in order to (a) mitigate the impact of an increase in the VAT rate applicable to products the Company makes or purchases in China and (b) mitigate the impact of an anti-dumping tariff recently imposed on certain nails imported from China; (xi) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xii) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, including the contingency plans mentioned above, while minimizing any associated restructuring charges; (xiii) the Company’s ability to obtain favorable settlement of routine tax audits; (xiv) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xv) the continued ability of the Company to access credit markets under satisfactory terms; and (xvi) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products.

The Company’s ability to deliver the Results is also dependent upon: (i) the continued success of the Company’s marketing and sales efforts; (ii) the success of recruiting programs and other efforts to maintain or expand overall Mac Tools truck count versus prior years; (iii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the Company’s ability to continue improvements in working capital; (vi) the success of the Company’s efforts to mitigate any cost increases generated by, for example, continued increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; and (vii) the geographic distribution of the Company’s earnings.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; increasing competition; changes in trade, monetary, tax and fiscal policies and laws; inflation; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. economy; the extent to which North American markets associated with homebuilding and remodeling continue to deteriorate; and the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the Company operates, including, but not limited to, the extent and duration of current recessionary trends in the US economy.

The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.